As filed with the Securities and Exchange Commission on October 8, 2021

Registration No. 333-100235

Registration No. 333-125621

Registration No. 333-174361

Registration No. 333-196169

Registration No. 333-231840

Registration No. 333-256323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-100235

FORM S-8 REGISTRATION STATEMENT NO. 333-125621

FORM S-8 REGISTRATION STATEMENT NO. 333-174361

FORM S-8 REGISTRATION STATEMENT NO. 333-196169

FORM S-8 REGISTRATION STATEMENT NO. 333-231840

FORM S-8 REGISTRATION STATEMENT NO. 333-256323

Under

THE SECURITIES ACT OF 1933

CIMAREX ENERGY CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-0466694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3700 Denver, Colorado (Address of Principal Executive Offices)	80203 (Zip Code)

CIMAREX ENERGY CO. 2002 STOCK INCENTIVE PLAN
CIMAREX ENERGY CO. 401(K) PLAN

CIMAREX ENERGY CO. 2011 EQUITY INCENTIVE PLAN

CIMAREX ENERGY CO. 2014 EQUITY INCENTIVE PLAN

CIMAREX ENERGY CO. 2019 EQUITY INCENTIVE PLAN

CIMAREX ENERGY CO. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Francis B. Barron
Senior Vice President, General Counsel and Corporate Secretary
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203

(Name and Address of Agent for Service)

(303) 295-3995

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of May 23, 2021 (as amended on June 29, 2021), by and among Coterra Energy Inc. (formerly known as Cabot Oil & Gas Corporation), a Delaware corporation (“Coterra”), Double C. Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Coterra (“Merger Sub”), and Cimarex Energy Co., a Delaware corporation (“Cimarex” or the “Registrant”), Merger Sub merged with and into Cimarex (the “Merger”) on October 1, 2021, with Cimarex surviving the Merger and continuing as a subsidiary of Coterra.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements. Accordingly, the Registrant is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statements:

1.              Registration Statement on Form S-8 (File No. 333-100235), filed with the SEC on October 1, 2002, registering 7,250,000 shares of common stock, par value $0.01 per share, of Cimarex (“Common Stock”) under the Cimarex Energy Co. 2002 Stock Incentive Plan and the Cimarex Energy Co. 401(k) Plan and an indeterminate amount of interests in the Cimarex Energy Co. 401(k) Plan;

2.              Registration Statement on Form S-8 (File No. 333-125621), filed with the SEC on June 8, 2005, registering 5,950,000 shares of Common Stock under the Cimarex Energy Co. 2002 Stock Incentive Plan and the Cimarex Energy Co. 401(k) Plan and an indeterminate amount of interests in the Cimarex Energy Co. 401(k) Plan;

3.              Registration Statement on Form S-8 (File No. 333-174361), filed with the SEC on May 20, 2011, registering 5,800,000 shares of Common Stock under the Cimarex Energy Co. 2011 Equity Incentive Plan and the Cimarex Energy Co. 401(k) Plan and an indeterminate amount of interests in the Cimarex Energy Co. 401(k) Plan;

4.              Registration Statement on Form S-8 (File No. 333-196169), filed with the SEC on May 22, 2014, registering 7,063,859 shares of Common Stock under the Cimarex Energy Co. 2014 Equity Incentive Plan and the Cimarex Energy Co. 401(k) Plan and an indeterminate amount of interests in the Cimarex Energy Co. 401(k) Plan;

5.              Registration Statement on Form S-8 (File No. 333-231840), filed with the SEC on May 30, 2019, registering 6,317,476 shares of Common Stock under the Cimarex Energy Co. 2019 Equity Incentive Plan; and

6.              Registration Statement on Form S-8 (File No. 333-256323), filed with the SEC on May 20, 2021, registering 8,720,723 shares of Common Stock under the Cimarex Energy Co. Amended and Restated 2019 Equity Incentive Plan.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 8, 2021.

CIMAREX ENERGY CO.

By:	/s/ Francis B. Barron
Name:	Francis B. Barron
Title:	Senior Vice President, General Counsel and
Corporate Secretary

No other person is required to sign these Post-Effective Amendments, in reliance upon Rule 478 under the Securities Act of 1933, as amended.